As filed with the Securities and Exchange Commission on March 2, 2022

Registration No. 333-249650

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-249650

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

McAfee Corp.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	84-2467341
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

6220 America Center Drive,

San Jose, CA 95002

(Address of Principal Executive Offices) (Zip Code)

McAfee 2017 Management Incentive Plan

McAfee 2020 Omnibus Incentive Plan

McAfee Employee Stock Purchase Plan

(Full Title of the Plan)

Peter Leav

Chief Executive Officer

McAfee Corp.

6220 America Center Drive,

San Jose, CA 95002

(866) 622-3911

(Name and Address of Agent for Service) (Telephone Number, Including Area Code, of Agent for Service)

with copies to:

Thomas Holden Ropes & Gray LLP 3 Embarcadero Center San Francisco, CA 94111-4006 (415) 315-6300	Sayed Darwish Chief Legal Officer McAfee Corp. 6220 America Center Drive San Jose, CA 95002 (866) 622-3911

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE — DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the following Registration Statement on Form S-8 (the “Registration Statement”), originally filed with the Securities and Exchange Commission by McAfee Corp., a Delaware corporation (the “Registrant”):

•

Registration Statement No. 333-249650, filed on October 23, 2020, registering 47,725,582 shares of common stock, par value $0.001 per share, under the McAfee 2017 Management Incentive Plan, 46,949,043 shares of common stock, par value $0.001 per share, under the McAfee 2020 Omnibus Incentive Plan, and 9,389,809 shares of common stock, par value $0.001, under the McAfee Employee Stock Purchase Plan.

Pursuant to the Agreement and Plan of Merger, dated as of November 5, 2021, by and among the Registrant, Condor BidCo, Inc., a Delaware corporation (“Parent”), and Condor Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Subsidiary”), Merger Subsidiary merged with and into the Registrant (the “Merger”) on March 1, 2022, with the Registrant surviving the Merger as a wholly owned subsidiary of Parent.

As a result of the Merger, the Registrant has terminated all offerings of securities pursuant to the Registration Statement. In accordance with an undertaking made by the Registrant in Part II of the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that had been registered and remain unsold at the termination of such offering, the Registrant hereby removes from registration by means of this Post-Effective Amendment all securities of the Registrant that remain unsold under the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on March 2, 2022.

McAfee Corp.

By:	/s/ Peter Leav
	Name:	Peter Leav
	Title:	President and Chief Executive Officer

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.